Exhibit 99.1

For Release May 31, 2024

Contact: Casey Reese

615-571-2992 | media@nhccare.com

NHC TO ACQUIRE WHITE OAK SENIOR LIVING PORTFOLIO

MURFREESBORO, TN. (May 31, 2024) –National Healthcare Corporation (NYSE American: NHC), a national leader in senior care, announced that on May 31, 2024 it entered a Purchase and Sale Agreement to acquire the White Oak Senior Living (“White Oak”) portfolio operating in North Carolina and South Carolina, including its long-term care pharmacy. White Oak’s portfolio consists of six skilled nursing facilities in North Carolina, three of which are continuing care retirement centers, and including one leased facility. In South Carolina, the portfolio consists of nine skilled nursing facilities, one of which also includes assisted and independent living units.

“White Oak has been a premier skilled nursing and senior living provider in North and South Carolina for many years. We are honored to acquire and operate the White Oak brand and continue to provide critical services to their patients and families,” said Steve Flatt, Chief Executive Officer of NHC.

The acquisition represents both an expansion of NHC’s operations into a new state and a strategic advancement of its growth in its existing operational footprint. NHC currently operates multiple skilled nursing facilities in South Carolina as well as a long-term care pharmacy. The White Oak acquisition will add 1,928 skilled nursing beds, 48 assisted living units, and 302 independent living units to NHC’s current operations.

“We are excited to make a strategic move into North Carolina and expand our offerings in South Carolina. We expect this acquisition to be accretive to NHC’s earnings and create several long-term operational efficiencies and synergies inside our operating networks. The culture at White Oak is outstanding, so we know it will be harmonious with our NHC culture,” Mr. Flatt continued.

White Oak has been a family-owned company since 1964 and is headquartered in Spartanburg, South Carolina. Doug Cecil, President of White Oak, said “as a family-owned company, finding the buyer that had the right cultural fit with White Oak was critical. We are pleased that we found that with NHC and are excited for our residents continued care, and that our employees will be able to continue working for an established company that accentuates excellence in patient care, and takes good care of its employees as well.”

The transaction is expected to close in the third quarter of 2024.

About National HealthCare Corporation

NHC affiliates operate for themselves and third parties 65 skilled nursing facilities with 8,421 beds. NHC affiliates also operate 24 assisted living communities with 1,365 units, five independent living communities with 475 units, three behavioral health hospitals, 34 homecare agencies, and 30 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the Securities Exchange Commission (“SEC”), including Forms 8-K, 10-Q and 10-K, and include, among others, following: the ability to complete the transaction in a timely manner, if at all; liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in NHC’s SEC filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.